Exhibit 10.9

EMPLOYMENT AGREEMENT

made and entered into as of June 22, 2010

by and between

Chiasma (Israel) Ltd. A company registered under the laws of the State of Israel 10 Hartom St. Har Hotzvim PO Box 45182, Jerusalem, 91450 Israel (hereinafter: the “Company”)	of the first part;

and Chaime Orlev (hereinafter: the “Employee”)	of the second part;

WHEREAS,	the Company wishes to employ the Employee and the Employee desires to be employed by the Company, pursuant to and in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1.	Position

1.1	The Employee shall be employed by the Company in the position of Director of Finance.

1.2	The Employee’s responsibilities, duties, tasks and authorities shall be determined, delegated and assigned to him/her, from time to time, by the CEO of the Company, and/or such other person(s) as determined by the Company from time to time.

1.3	The Company shall be entitled to alter or to add to the scope of duties of the Employee and/or to the rights and responsibilities of the Employee’s position, to change the identity or position of the person(s) to whom the Employee reports, all as shall be determined from time to time by the Company.

2.	Compensation and Benefits

In consideration of the performance of the services to be performed by the Employee and the fulfillment of all his/her undertakings hereunder, the Employee shall be entitled, during the period of his/her employment, to receive the salary, rights and benefits, as detailed in and in accordance with the terms set forth in Annex A attached hereto.

3.	Obligations and Undertakings

The Employee undertakes towards the Company as follows:

3.1	To devote all his/her working time, attention, energies, talents, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of his/her duties and responsibilities hereunder, all in accordance with the terms and conditions hereof and the standards, rules, policies and procedures as may be established or maintained by the Company from time to time.

3.2	The demands of the Employee’s position may require him/her to work extra and unusual hours, as well as on days of rest and holidays, and may include occasional travel abroad. The Employee undertakes to work overtime hours and to travel, at the request of the Company.

3.3	During the period of his/her employment hereunder, s/he will not, without the prior written consent of the Company, engage in any other professional or business activity or occupation.

3.4	Not to receive, directly or indirectly, any compensation or benefit of any kind in connection with his/her work for the Company, from any source except as set forth in this Agreement.

3.5	To notify the Company immediately regarding any matter in which s/he has a personal interest and which may potentially create a conflict of interest between the Employee and his/her work in the Company.

3.6	To promptly deliver to the Company any and all knowledge and/or information involving the Company and/or that may be of value and/or damage the Company, and not disclose any such information to any third party.

3.7	To assist the Company, at its request, in any action in which the Company is involved, and, unless required by law, not to assist any action brought against the Company; all during the term of his/her employment and thereafter: and all except for any actions of the Employee against the Company.

3.8	To take all necessary steps and actions, in the framework of his/her position, to protect and prevent damage to the Company’s property, rights, interests, standing and reputation, including without limitation, to the extent required in the framework of his/her position, by representing the Company in a reputable and worthy manner.

3.9	To act with respect to any and all computers, electronic telecommunications devices and other equipment of the Company, if and to the extent placed at his/her disposal and/or for his/her use, in accordance with and subject to the Company’s policies, as shall be in effect from time to time. Without derogating from the above, it is explicitly clarified that the Employee is prohibited from downloading, uploading or otherwise installing in any manner whatsoever, any software and/or hardware, on to the Company’s equipment, without the Company’s prior written approval. The Employee is aware that the Company, may, from time to time, with or without prior notice, monitor its employees’ activities in the framework of their work, including without limitation by means of monitoring, either constantly or sporadically, the activity at the Company and/or the Company’s incoming and outgoing telecommunications (including without limitation, the Company’s telephones, cellular phones, computers (e-mail), etc.) and the Employee hereby agrees to such activity and declares and confirms that said activity (and the results thereof) shall not constitute a breach of his/her privacy. The Employee further declares that any information and/data which shall be on the Company’s computers and/or data systems shall be the Company’s property.

The Employee further confirms, for the sake of good order, that s/he is aware that since the Company is part of the Chiasma multi-national group (the “Group”), personal information about the Employee, including without limitation, personal derails, evaluations, etc.) may be transferred by the Company to other companies within the Group, in Israel and abroad, and will be in databases of these companies and/or the Group.

3.10	To maintain confidentiality, to assign intellectual property rights, to refrain from competing with and/or soliciting from, the Company, inter alia, according to the undertaking attached hereto as Annex B. Without derogating from the generality of die foregoing, the Employee is aware that the terms of this Agreement are personal and specific to the Employee, and that the maintenance of their confidentiality is of importance to the Company, and the Employee undertakes to maintain the confidentiality of the terms of his/her employment hereunder, and not disclose them to other(s). The Employee declares and agrees that the Company employs him/her based on his/her said undertakings in Annex B and that breach of the terms of said Annex shall, inter alia, be deemed a fundamental breach of this Agreement.

3.11	The Employee confirms that s/he will read the Company’s Policy for Prevention of Sexual Harassment at the Workplace, which is attached hereto as Annex C, and appears on the Company’s Notice Board, and undertakes to act in accordance with said Policy. The individual designated by the Company to be responsible for the implementation of the Prevention of Sexual Harassment Law is Sarah Craimer, who one can approach in connection with said matter, at the following telephone number: 054-8825913.

4.	Term

4.1	The term of this Employment Agreement and the employment of the Employee hereunder, shall commence on July 20, 2010.

4.2	It is agreed that the first 3 (three) months of the period of employment shall be deemed a trial period (the “Trial Period”), during which period it will be examined whether the Employee is suitable for the position and meets the standards and the requirements of the Company.

4.3	The term of the Employee’s employment hereunder shall be for an unlimited period of time, beginning from the date of commencement of the employment as set forth in section 4.1 above. Each of the parties shall be entitled to bring the Employee’s employment to an end for any reason or for no reason by providing written prior notice of 60 days, after successful completion of the Trial Period. During the Trial Period notice shall be as required by law.

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4.4	In any event of termination of employment by prior notice, the Company shall be entitled to terminate the Employee’s employment, immediately or at any time during the prior notice period, and in such event, if and to the extent required by applicable law, the Company shall pay the Employee the applicable prior notice redemption.

4.5	Notwithstanding the above, the Company shall be entitled to terminate the Employee’s employment immediately, without prior notice redemption, in the event that the Employee commits any of the following: (a) embezzlement: (b) theft; (c) criminal offence; (d) act involving moral turpitude; (e) breach of confidentiality and/or non-competition undertakings or other fundamental breach of her employment agreement; (f) severe disciplinary breach; (g) breach of fiduciary duties; (h) lack of cooperation on the part of the Employee during the prior notice period or any part thereof; or (i) any other act/or omission which under applicable law enable(s) entire and/or partial denial of severance payments or prior notice redemption (each of the above (a) through (i) shall be referred to herein as “Termination for Cause”)

4.6	The Employee undertakes that in the event s/he ceases to work for the Company, for any reason whatsoever, s/he will transfer his/her position and all information and documents held and/or prepared by him/her in the framework of his/her employment hereunder or that are in his/her possession or under his/her control at such time, and all Company projects in which s/he is or has been involved, to whomever the Company shall determine, in accordance with the instructions and procedures set by the Company and in an organized and appropriate manner which will enable the successor designated by the Company to responsibly perform the duties to be assumed from the Employee, and such that no damage will be caused to the Company.

4.7	The Employee undertakes to return to the Company, immediately upon the termination of his/her employment hereunder, any and all assets and/or property of the Company that may be in his/her possession, including without limitation, if and to the extent placed at his/her disposal, a car, telephone, computer, employee identification card, keys, etc. It is hereby clarified that if and the extent any asset and/or property of the Company is placed at the disposal of the Employee, the Employee shall not have any right of lien with respect thereto and the Employee hereby waives any such right.

4.8	Upon the termination of the employment hereunder, if and to the extent required by applicable law, the Company shall pay the Employee severance payments according to applicable law. Notwithstanding, the Company shall not pay severance payments in any case of “Termination for Cause”.

5.	Representations

The Employee hereby represents, confirms, agrees and undertakes as follows:

5.1	The Employee has the knowledge, abilities and skills required to perform the duties of his/her position.

5.2	The execution and delivery of this Agreement and the performance of the terms hereof: (a) shall not constitute a default under or breach of any agreement or other instrument to which the Employee is a party or by which he/she is bound, including without limitation any confidentiality or non-competition agreement; (b) are not prohibited under any law, regulation or court order; and (c) do not require the consent of any other person or entity.

5.3	Employee shall not during his/her employment with the Company, use any confidential or proprietary information of any third party whatsoever, including without limitation that of any previous employer.

5.4

This Agreement is personal and special and exclusively delineates the entire relationship between the Parties, and contains all compensation and/or benefits and/or other conditions of any kind to which the Employee is entitled from the Company, and supersedes all prior agreements, understandings, negotiations, promises, consents, undertakings, representations, warranties, oral or written, exchanged or signed between the parties with respect to the subject matter hereof. The Employee shall not be entitled to any other remuneration and/or benefit from the Company, unless explicitly provided hereunder, and no practice

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and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Employee and the Company, except if and to the extent explicitly incorporated into this Agreement. If the Company grants the Employee, on any occasion, any benefit of any kind, not specified in this Agreement, each such grant shall be deemed a nonrecurring event, and shall neither give rise to any new right of the Employee, nor constitute a practice and/or custom and/or precedent between the parties. The failure of any party at any time(s) to require the strict performance of any provision hereof and/or the waiver by either party of a breach(s) by the other party of any of the terms hereof shall not affect its right to enforce the same at any later time nor shall be deemed to be, or construed as, a further or continuing waiver of any of the terms hereof.

5.5	No general and/or special collective agreements apply to the Employee’s employment hereunder. For the removal of any doubt, without derogating from the above, in the event that with respect to any of the matters addressed herein, provisions of law, collective agreements and/or extension orders shall, notwithstanding the above, apply to the Employee, the provisions of this Agreement shall be deemed as coming in their stead, or at least, as being on account of said applicable provisions.

5.6	The Employee has signed this Agreement of his/her own accord, after having reviewed this Agreement thoroughly and received all clarifications requested by him/her with respect to its provisions, and having had ample opportunity to receive legal or other advice, and the Employee fully appreciates the contents and meaning hereof.

5.7	The Employee is aware that if it were not for his/her representations and undertakings in this Section 5, the Company would not enter this Agreement with him/her.

6.	Miscellaneous

6.1	The preamble to this Employment Agreement, and the annexes thereto, constitute integral parts hereof.

6.2	The section headings are intended for purposes of convenience only and shall not be used for the interpretation of this Agreement.

6.3	The addresses of the Parties for the purposes of this Agreement will be as set forth above, or as either party may advise the other in writing, and any notice which is sent via registered mail by one Party to the other at such address, will be deemed received by the addressee 72 hours after it was sent for delivery at a post office in Israel, and if delivered by hand, at the time at which it was delivered.

6.4	Any modification of or addition to this Agreement shall be valid only if in writing and signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

	/s/ Martin Burg	/s/ Chaime Orlev
Chaime Orlev

Name:	Martin Burg
Title:	VP Operations

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ANNEX A to

Employment Agreement between Chaime Orlev (the “Employee”) and Chiasma (Israel) Ltd.

(the “Company”), dated June 22, 2010

COMPENSATION PACKAGE (Section 14)

1.	Salary

1.1	In consideration for services to be performed by the Employee during the term hereof, the Company shall pay the Employee a gross monthly salary in the amount of NIS 28,800 (the “Base Salary”), which shall be paid to the Employee by the ninth day of the month following the month for which it is due.

Additionally, the Employee shall be paid NIS 3.200 per month as global compensation for over-time hours (the “Global Compensation”). It is hereby agreed - ex gratia - that the Global compensation be taken into account for the calculation of the social benefits to which the Employee is entitled.

The Global Compensation together with the Base Salary shall hereinafter be referred to as the “Salary”

1.2	It is hereby explicitly represented and clarified that the Employee’s position under this Agreement is a position that requires a special level of fiduciary duty to the Company and/or the terms and circumstances of his/her employment are such that the Company cannot exercise full control over or supervision of his/her work and rest hours; accordingly, the Work and Rest Hours Law of 1951 shall not apply to the Employee. Without derogating from the above, the Global Compensation stated above, which the parties hereby confirm, constitutes a real and reasonable estimation of the over-time hours the Employee will be required to work, includes full compensation for any hours which the Employee will work in excess of the hours provided in the Work and Rest Hours Law of 1951, and the Employee shall not be entitled to any extra remuneration regarding the same.

1.3	Car

During the term hereof, the Company shall place a car at the Employee’s disposal, subject to and in accordance and against the Employee’s execution of the terms set forth in the Terms of Use of Car Annex attached hereto as Annex D.

2.	Vacation, Recreation Pay, Sick Leave, and Reserve Duty

The Employee shall be entitled to a total of 20 paid vacation days per each full 12 month period of consecutive employment, the accumulation, redemption and procedures of utilization thereof shall be the same as prescribed in applicable law with respect to the vacation days granted pursuant to the Annual vacation Law, 1951.

The Employee shall be entitled to recreation pay (“Dmei Havra’a”), sick days and payment during reserve duty, in accordance with the provisions of applicable laws.

4.	Expenses Reimbursement

The Company will reimburse the Employee for all expenses and disbursements incurred by him/her in carrying out his/her duties under this Agreement, in accordance with the regular practices of the Company regarding the reimbursement of such expenses and against the submission of the receipts therefore.

5.	Manager’s Insurance / Pension Fund

The Company and the Employee will additionally pay, on a monthly basis, as premiums on a manager’s insurance policy (the ‘‘Policy”) the following: (i) an amount equal to 8.33% of the Salary towards severance pay, (ii) an amount equal to 5% of the Salary towards a fund for life insurance and pension, (iii) an amount which will ensure 75% of the Salary or 2.5% of the Salary, according to the lower of the two amounts, towards disability insurance, in addition, the Employee shall contribute, out of his/her Salary, an amount equal to 5% of the Salary towards a fund for life insurance and pension. The amount contributed by the Employee shall be deducted by the Company from his/her Salary, at source, and the Company will remit such amount to the policy on behalf of the Employee.

The Employee hereunder irrevocably authorizes and instructs the Company to deduct from the Salary, at source, each month, the aforementioned amount equal to 5% of the Salary (which includes, ex gratia, the Global Compensation).

It is clarified that the Employee shall bear any and all taxes, which may apply with respect to any contribution, which exceeds the recognized tax ceilings.

Notwithstanding the above, you are hereby advised that you are entitled to instruct the Company in writing to distribute the payments and contributions described above among different and various policies and saving plans, including without limitation pension funds, at your discretion, so long as the Company’s total cost and liability will not increase; subject to any applicable law and/or instructions and/or guidelines of the Ministry of Finance and/or all the bylaws and regulations of any fund and the general approval attached as Annex A as referenced below.

Upon termination of the Employee’s employment, for any reason whatsoever, the Company shall release to the Employee all rights accrued in the Policy, on account of both the Company’s and the Employee’s contributions, and waives any right it may have to receive the funds in the policy. Notwithstanding the above, in the event in which the Employee’s right to severance payment has been negated, in a decision of a competent court, pursuant to section 16 or 17 of the Severance Pay Law, 5723-1963, and to the extent so negated, or in the event in which the Employee shall have withdrawn funds from the Policy, not in light of an ‘entitling event’ (for this matter, an entitling event, is death, invalidity, or retirement at the age of 60 and above)-the Company shall be entitled to receive from the Policy the Company’s contributions to the Policy and any profits derived thereon.

It is hereby expressly agreed that the Company’s contribution for severance pay (8.33%) together with any linkage, interest or other profit derivative thereof shall be instead of the Employee’s severance compensation, should the Employee be entitled thereto, such that upon release of the Policy to the Employee, no additional calculations shall be conducted between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the Employee.

The parties hereby agree to comply with the conditions of the “General Approval Regarding the Payment by Employers to Pension Funds and Insurance Funds, in Lieu of Severance Payments pursuant to the Severance Pay Law, 5723-1963”, the provisions of which (including amendments thereto) are attached hereto, in the original Hebrew, as Annex A-l, and the parties hereby adopt the provisions thereof.

In the event that the Employee maintains a Manager’s Insurance Policy and the Employee desires that the Company insure him/her in the framework of such existing policy, the Employee shall instruct the Company of said desire in writing and the provisions of this section 5 of this Annex A shall apply accordingly. It being clarified for the removal of any doubt, that the Company shall not be obliged and shall not be liable in any manner whatsoever for any payments and/or contributions to any existing policy, which occurred and/or were supposed to have occurred prior to the commencement date of this Agreement.

6.	Study Fund

The Company shall pay on a monthly basis and contribute towards a study fund (“Keren Hishtalmut”) chosen by the Employee an additional 7.5% of the Salary (which includes, ex gratia, the Global Compensation), and the Employee shall contribute 2.5% of the Salary (which includes, ex gratia, the Global Compensation) towards such a fund, all up to amounts which do not exceed the recognized amounts exempted from Israeli tax. The sums contributed by the Employee shall be deducted from his/her Salary at source, and the Employee hereby irrevocably instructs and authorizes the Company to make such deductions and transfers to the study fund.

It is clarified that the Employee shall bear any and all taxes, which may apply with respect to any contribution, which exceeds the recognized tax ceilings.

Upon the termination of the employment with the Company for any reason whatsoever, the Company shall release to the Employee all the funds accumulated in the Study Fund, from the contributions of both the Company and the Employee, provided however that, subject to any applicable law the Company shall not release the funds accumulated on account of the Company’s contributions to the Study Fund and said funds shall be returned to the Company and the Employee shall not have any right therein, in any event of termination of the employment hereunder as a result of Termination for Cause, as defined in this Agreement.

7.	Annual Bonus

The Employee shall be entitled to receive a conditional annual bonus, subject to the Company’s achievement of certain goals, which shall be set by the Board of Directors of the Company, from time to time. Notwithstanding anything to the contrary, in light of the unique nature of such bonus, such bonus or any part thereof shall not be deemed part of Employee’s Salary for purposes of calculating any other benefits hereunder, including, without limitation, any severance payments.

8.	The Company shall recommend to the Board of Directors of the Company’s parent company, Chiasma Inc. (the “Parent Company”) and the Compensation Committee thereof, at its next upcoming meetings, to grant the Employee an option to purchase Common Stock of the Parent Company, of US$0.01 par value (the “Options”), as shall be appropriate for an Employee in his/her position (taking into consideration the scope of his employment and his achievements and performance). It is clarified that the terms of the Options, if granted, shall be subject to the provisions of the Stock Option Plan of the Parent Company (“Stock Option Plan”), including, without limitation, the provisions as to exercise price, vesting schedule, and expiration of options upon termination of employment and all other terms regarding the Options, as shall be determined in such Stock Option Plan and/or at the sole discretion of the Parent Company’s Board of Directors. It is further clarified that such options shall only be granted to the Employee subject to the following: a. the specific resolution and approval of the Board of Directors of the Parent Company and the Compensation Committee thereof, with respect to such grant; and b. the execution by the Employee of all documentation required from him for this purpose.

9.	Taxes

All taxes applicable to any and all remuneration to be paid to the Employee or benefits granted to him/her under this Agreement shall be borne by the Employee. The Company shall deduct and withhold income tax, health insurance and national insurance from the Employee’s gross income, and any other deductions or withholdings that may be required from time to time, pursuant to applicable law.

10.	The Employee confirms that the compensation in this Agreement also includes and incorporates special consideration for his/her non-competition undertaking as provided in section 3.10 above, with respect to which negotiations were conducted and said special consideration constitutes full and appropriate compensation for said non-competition undertaking.

ANNEX A-1

[THIS ANNEX A-1 TRANSLATED FROM HEBREW]

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS

TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

ACCORDING TO SEVERANCE PAY LAW, 5723-1963

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for his Employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility to receive annuity payment or combination of payment to a pension plan and non-pension plan under an insurance fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by a combination of payments to a Pension Fund and an Insurance Fund, whether there is a pension plan in the Insurance Fund or not (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said Employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)	to the Pension Fund are not less than 14 1⁄3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, his Employee’s benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the Employee’s name in an amount of 2 1⁄3% of the Exempt Salary. In the event the employer has not paid the above 2 1⁄3% in addition to the said 12%, his payments shall be only in lieu of 72% of the Employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(1)	13 1⁄3% of the Exempt Salary, if the employer pays for his Employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1⁄2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall be only in lieu of 72% of the Employee’s severance pay;

In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the Employee’s name in an amount of 2 1⁄3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the Employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement was executed between the employer and the Employee which included:

(a)	the Employee’s consent to an arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)	an advance waiver by the employer of any right which he may have to a refund of monies from its payments, except in cases in which the Employee’s right to severance pay was denied by a final judgement pursuant to sections 16 or 17 to the Law and/or in cases in which if such severance pay was denied the Employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)	This approval is not such as to derogate from the Employee’s right to severance pay pursuant to law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

Annex B to

Employment Agreement between Chaime Orlev (the “Employee*) and Chiasma (Israel) Ltd, (the

“Company”), dated June 22, 2010

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, INTELLECTUAL

PROPERTY ASSIGNMENT

In addition to my undertaking under Section 3.10 of my Employment Agreement, I, Chaime Orlev, hereby acknowledge, confirm and undertake towards the Company as follows:

1.	Confidentiality, Non-Competition and Non-Solicitation

1.1	I am aware that in the framework and/or as a result of my employment with the Company, I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to information relating to the Company, its business and activities, including without limitation commercial, financial, business, professional, technical, technological information, information regarding the Company’s products, inventions, developments, processes, specifications, know-how and trade secrets, marketing, operations, plans, activities, policies and procedures, customers, suppliers, business partners, etc., information of third parties, all whether or not marked confidential (the “Confidential Information”), which is highly confidential and of great value to the Company and constitutes professional and commercial secrets, and its unauthorized disclosure or use will cause severe damage and losses.

1.2	I am aware that in the framework of my employment I may also receive and/or be exposed to confidential information of third parties with respect to which I am also obliged hereunder, and with respect to which the Company may have a duty of confidentiality and non-use, and any unauthorized disclosure or use thereof could result in the Company’s breach of its contractual obligations.

1.3	I undertake (a) to maintain the Confidential Information, and any part thereof, in strict confidence and not to, directly or indirectly, communicate, publish, reveal, describe, allow access to or otherwise disclose or expose the Confidential Information in whole or in part, in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of my employment; all during the period of my employment and thereafter, without any limitation of lime, Notwithstanding, said undertakings shall not apply to information that I can prove to be generally available to the public not as a result, of my fault.

1.4	Without derogating from and in addition to the provisions of law and/or agreement, I undertake that upon the earlier of the Company’s request or the termination of my employment, I shall return to the Company any and all documents and tangible materials containing Confidential Information and shall erase or destroy any computer or data files in my possession containing Confidential Information,

1.5	I undertake that, absent the prior written consent of the Company, for so long as I am employed by the Company and for a period of 12 (twelve) months following the termination of the employee-employer relationship between the Company and myself, for any reason whatsoever, I shall not, directly or indirectly: (a) be involved in any activity which is in any way competitive with the Company or its business, including without limitation in the field of drug development, or be employed or engaged, by any entity which is in any way competitive with the Company or its business; (b) employ, offer to employ or otherwise engage or solicit for employment or engagement any person who is or was, during the 6 (six) month period prior to the termination of my employment with the Company, an employee or exclusive consultant, exclusive supplier or exclusive contractor of the Company nor conduct any business activity of the kind and/or in the field that the Company conducts with any person or entity that at the time of the termination of the employee-employer relationship between myself and the Company, or during the period of six months prior thereto, was in business contacts with the Company, including without limitation, customers, suppliers, consultants, advisors, service providers, employees, etc. (hereinafter: a “Third Party”), nor take any action which could intervene in the relationship of the Company with such Third Party. I expressly acknowledge that the Company’s business and operating market is world-wide, and the obligations prescribed herein shall apply on a World-wide basis. For the purpose of this section “directly or indirectly” includes doing business as an owner, independent contractor, shareholder, director, partner, manager, agent, employee, advisor, etc., but does not include holding of up to 3% of free market shares of publicly traded companies.

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1.6	I confirm that the compensation in my Employment Agreement, with respect to which negotiations were conducted, includes and incorporates special consideration for the non-competition undertaking, and constitutes full and appropriate compensation therefor.

1.7	The term “Company” as used in this section 1, shall include the Company and any and all current or future parent, subsidiary or affiliated company thereof.

2.	Intellectual Property Rights

2.1	I confirm that all Confidential Information made available to, received by, or generated by me remains the Company’s property, and no license or other rights are granted. All files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, and other data of any kind relating to the Company, whether prepared by me or otherwise coming to my possession, and whether classified as Confidential Information or not, remain the Company’s exclusive properly.

2.2	Without derogating from the Company’s rights under law and/or agreement, I agree that all discoveries, ideas, developments, inventions, improvements, mask works, trade secrets, copyrights, modifications, concepts, techniques, methods, technologies, know-how, designs, data, processes, proprietary information, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith. which I may (or have) invent(ed), make(de), develop(ed), discover(ed), conceive(d) or create(d), in whole or in part, independently or jointly with others, as a result of or within the framework of my employment and/or with the use of any Company’s equipment, supplies, facilities, or proprietary information, are and shall be the sole and exclusive property of the Company (all of the above: the “IP Rights”). I shall have no rights, claims or interest whatsoever in or with respect to the IP Rights, and for the removal of doubt I hereby irrevocably and unconditionally assign to the Company any and all rights and interests therein.

2.3	If and to the extent any additional action is required from me in order to perfect, enforce, or defend said IP Rights, as described above, and effectuate the Company’s title and interest therein, including to effect the formal transfer thereof to the Company, I shall lake all necessary measures and fully cooperate, during and after my employment, and perform any such action immediately upon the Company’s request. I undertake to promptly disclose to the Company and transfer immediately upon their creation any and all information, documentation and details with respect to the IP Rights and to keep accurate records relating to the conception and reduction to practice of all IP Rights, and to provide any and all assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data.

2.4	For the removal of any doubt, I shall not be entitled to any additional compensation whatsoever with respect to the IP Rights or for fulfilling the duties hereunder, and all information, documentation, and assistance shall be provided at no additional expense to the Company, except for out-of-pocket expenses, which are incurred by me at the Company’s request.

General

3.	In the event that the scope or duration of any obligation herein exceeds or extends the duration allowed by law, such obligation shall be deemed to be the maximum extent or duration allowed by law.

4.	I hereby give my permission to notify any other party, including without limitation a future and/or potential employer, regarding the existence and content of this undertaking.

5.	I am aware that the breach of the undertakings herein or any part thereof could cause the Company, its customers and the companies and/or entities related thereto, severe and irreversible damage, to which monetary damages would not constitute sufficient remedy. Without derogating from any other remedies to which the Company may be entitled, including without limitation, pursuant to the Israeli Commercial Wrongs Law, 1999, I undertake that in the event of any breach hereof. I shall not object to a competent court issuing injunctive order(s) and/or other equitable relief to remedy or forestall any such breach or default or threatened breach.

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6.	For the removal of any doubt, my obligations and undertakings hereunder shall survive the termination of my employment for any reason whatsoever,

In witness whereof, I hereby affix my name and signature, Chaime Orlev, on this 22nd of June, 2010.

/s/ Chaime Orlev

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